[CAPTION]
                        FIRST ALBANY COMPANIES INC.         (Exhibit 11)
                     COMPUTATION OF PER SHARE EARNINGS




                                 Three Months Ended        Six Months Ended
                                 March 29,  March 31,     March 29, March 31,
(In thousands of dollars,         1996       1995           1996     1995
   except per share amounts)
Primary:

 Net income                     $  1,754    $   512       $  3,307   $  1,355

Weighted average number of shares
  outstanding during the period*   4,826      4,717          4,790      4,691

Incremental shares under stock
  options computed under the
  treasury stock method using the
  verage market price of the
  issuer's stock during the period   360        215            345        213

Weighted average shares and common
  equivalent shares outstanding    5,186      4,932          5,135      4,904
Net income per share            $   0.34    $  0.10       $   0.64   $   0.28


Fully Diluted:

Net income                      $  1,754    $   512       $  3,307   $  1,355

Weighted average number of shares
  outstanding during the period*   4,826      4,717          4,790      4,691

Incremental shares under stock
  options computed under the
  treasury stock method using the
  higher of the average or ending
  market price of the issuer's
  stock at the end of the period     360        218            317        215

Weighted average shares and common
  equivalent shares outstanding    5,186      4,935          5,167      4,906
Net income per share             $  0.34    $  0.10       $   0.64   $   0.28

*Per share figures and shares outstanding have been restated for all stock dividends declared, including the May 1996 5% stock dividend.
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